Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  May 4, 2011

Icahn Enterprises L.P. Reports First Quarter Financial Results
and Announces Quarterly Distribution

New York, NY - Icahn Enterprises L.P. (NYSE: IEP) reported revenues of $3,104 million for the three months ended March 31, 2011, as compared to $1,915 million for the three months ended March 31, 2010.  Net income attributable to Icahn Enterprises was $240 million for the three months ended March 31, 2011, or $2.68 per LP unit, compared to a net loss attributable to Icahn Enterprises of $65 million, or $(0.80) per LP unit, for the comparable period in 2010.

Icahn Enterprises will increase its quarterly distribution for the second quarter of 2011 to an aggregate of $0.50 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.40 payable in depositary units. The distribution will be paid on May 31, 2011 to depositary unit holders of record at the close of business on May 16, 2011.1

Conference Call Information

Icahn Enterprises L.P. will discuss its first quarter results on a conference call and Webcast on Thursday May 5, 2011 at 10:00 a.m. EDT.  The Webcast can be viewed live on Icahn Enterprises L.P.'s website at www.icahnenterprises.com.  It will also be archived and made available at www.icahnenterprises.com under the Investor Relations section.  The toll-free dial-in number for the conference call in the United States is (800) 938-1410.  The international number is (702) 696-4768.  The access code for both is 64288712.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in eight primary business segments: Investment Management, Automotive, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Caution Concerning Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period.  This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of  revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology;  risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment Management segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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1 Icahn Enterprises calculated the depositary units  to be distributed based on the 20 trading day volume weighted average price of Icahn Enterprises' depositary units ending on May 3, 2011, resulting in .009985 of a unit being distributed per depositary unit.   To the extent that the aggregate units to be distributed to any holder would include a fraction of a unit, that fractional  unit  will be settled in cash.  The cut-off date for brokers or nominees to advise our transfer agent, Registrar and Transfer Company, of their full and fractional unit requirements is May 23, 2011.

APPENDIX I
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Revenues	$3,104	$1,915
Expenses	2,490	1,972

Income (loss) before income tax (expense) benefit	614	(57)
Income tax (expense) benefit	(18)	7
Net income (loss)	596	(50)

Less: net income attributable to non-controlling interests	(356)	(15)
Net income (loss) attributable to Icahn Enterprises	$240	$(65)

Basic income (loss) per LP unit	$2.76	$(0.80)
Basic weighted average LP units outstanding	85	80

Diluted income (loss) per LP unit	$2.68	$(0.80)
Diluted weighted average LP units outstanding	90	80

APPENDIX II
CONSOLIDATED BALANCE SHEETS
(In millions, except unit amounts)

	March 31, 2011	December 31, 2010
ASSETS	(Unaudited)
Cash and cash equivalents	$2,669	$2,963
Cash held at consolidated affiliated partnerships and restricted cash	3,892	2,174
Investments	8,426	7,470
Accounts receivable, net	1,449	1,285
Due from brokers	31	50
Inventories, net	1,274	1,163
Property, plant and equipment, net	3,527	3,455
Goodwill	1,133	1,129
Intangible assets, net	984	999
Other assets	918	650
Total Assets	$24,303	$21,338
LIABILITIES AND EQUITY
Accounts payable	$952	$844
Accrued expenses and other liabilities	1,688	1,931
Securities sold, not yet purchased, at fair value	2,892	1,219
Redemptions payable	1,861	346
Due to brokers	1,627	1,323
Post-employment benefit liability	1,282	1,272
Debt	7,110	6,509
Total liabilities	17,412	13,444

Commitments and contingencies

Equity:
Limited partners: Depositary units: 92,400,000 authorized; issued 85,865,619 at March 31, 2011 and December 31, 2010; outstanding 84,728,419 at March 31, 2011 and December 31, 2010	3,761	3,477
General partner	(276)	(282)
Treasury units at cost: 1,137,200 depositary units	(12)	(12)
Equity attributable to Icahn Enterprises	3,473	3,183
Equity attributable to non-controlling interests	3,418	4,711
Total equity	6,891	7,894
Total Liabilities and Equity	$24,303	$21,338